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                                                                   EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP

          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan of (i) our report dated January 26, 1996, except for Note 17, as to which the date is January 31, 1995, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report on Form 10-K for the year ended Decem-ber 31, 1995, filed with the Securities and Exchange Commission (the "Annual Report"), and (ii) our report dated January 20, 1995, with respect to the combined financial statements and schedule of the AIMCO Predecessors (as defined in the notes thereto) included in the Annual Report.

                                                        ERNST & YOUNG LLP


Los Angeles, California
October 17, 1996